Exhibit 99.1

InnerWorkings Acquires Origen Partners

Establishes Presence in Southeast and Expands Capabilities in In-Store Displays

CHICAGO, October 6, 2008 — InnerWorkings, Inc. (NASDAQ:INWK), a leading global provider of managed print and promotional solutions to corporate clients, announced today that it has acquired Atlanta-based Origen Partners, a leading print management firm specializing in point-of-purchase displays, signage and other in-store merchandising materials.

Origen Partners is a recognized leader in the procurement and management of point-of-sale marketing materials. With headquarters in Atlanta, Origen Partners has 35 employees, including nine sales representatives, and is expected to generate revenue of approximately $36 million in 2008. Origen Partners serves an impressive client roster, including some of the world’s best-known brands.

“Origen Partners has an excellent reputation in the marketplace for its expertise in procuring and managing in-store merchandising collateral,” said Eric D. Belcher, President and Chief Operating Officer of InnerWorkings. “Origen will be a valuable addition to the InnerWorkings family. Its entrepreneurial culture and successful track record make it a good strategic fit with InnerWorkings.”

“Our partnership with InnerWorkings will allow us to further develop our existing customer base and approach new clients with a comprehensive print management offering,” said Michael Stoecker, Chief Executive Officer of Origen Partners. “We look forward to further expanding InnerWorkings’ presence in the important Southeast region.”

About InnerWorkings, Inc.

InnerWorkings, Inc. (NASDAQ: INWK) is a leading global provider of managed print and promotional solutions to corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. The Company is based in Chicago with other offices in the United States and in the United Kingdom. For more information on InnerWorkings, visit: www.inwk.com.

About Origen Partners

Founded in 1999, Atlanta-based Origen Partners is a leading print management firm specializing in point-of-purchase displays, signage and other in-store merchandising materials. Origen Partners serves an impressive client roster, including some of the world’s best-known brands. For more information on Origen Partners, visit: www.origenpartners.com.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our Form 10-K for our most recently completed fiscal year.

(inwk-g)

InnerWorkings, Inc.

Mark Desky

(312) 604-5470

mdesky@inwk.com